SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:
___ Preliminary Proxy Statement            ___ Confidential For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e) (2))

_X_ Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 NSC CORPORATION
_______________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)
                                      N/A
_______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
_X_  No fee required.
___  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:
                                       N/A
_______________________________________________________________________________
(2)  Aggregate number of securities to which transaction applies:
                                       N/A
_______________________________________________________________________________
(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule -011 (set forth the amount on which the filing fee is calculated and state how it was determined)
                                       N/A
_______________________________________________________________________________
(4)  Proposed maximum aggregate value of transaction:
                                       N/A
_______________________________________________________________________________
(5)  Total fee paid:
                                       N/A
_______________________________________________________________________________
___  Fee paid previously with preliminary materials:
                                       N/A
_______________________________________________________________________________

___ Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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_______________________________________________________________________________
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_______________________________________________________________________________
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_______________________________________________________________________________
   (4)  Date Filed:
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_______________________________________________________________________________

                                NSC CORPORATION
                                 49 Danton Drive
                          Methuen, Massachusetts 01844

                             ----------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 15, 1997

                             ----------------------


To the Stockholders of
NSC Corporation:

The Annual Meeting of Stockholders of NSC Corporation (the "Company") will be held at the Company's Headquarters, located at 49 Danton Drive, Methuen, Massachusetts 01844 on Thursday, May 15, 1997 at 11:00 a.m., local time for the purpose of (i) electing seven directors to serve for the ensuing year, and (ii) transacting such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 28, 1997 will be entitled to vote at the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the Company's principal office.

                                     By Order of the Board of Directors


                                     J. Drennan Lowell
                                     Vice President, Chief Financial Officer,
                                     Treasurer and Secretary

Methuen Massachusetts
April 14, 1997


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE.

                                TABLE OF CONTENTS

                                                                        Page

VOTING                                                                    1

ELECTION OF DIRECTORS                                                     2
     Information Concerning the Nominees                                  2
     Committees of the Board of Directors and Meetings Held               4
     Directors' Fees                                                      4

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF                           5
     Security Ownership of the Company                                    5
     Security Ownership of OHM                                            7
     Security Ownership of WMX                                            8

EXECUTIVE COMPENSATION                                                    9
     Summary of Cash and Certain Other Compensation                       9
     Stock Options                                                       10
     Employment Agreements                                               10
     Compensation Committee Interlocks and Insider Participation         10
     Board Compensation Committee Report                                 11
     Performance Graph                                                   12

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                           13
     Revolving Credit Agreement                                          13
     Other                                                               13

INDEPENDENT AUDITORS                                                     14

STOCKHOLDER PROPOSALS                                                    14

OTHER MATTERS                                                            14

                                 NSC CORPORATION
                                 49 Danton Drive
                          Methuen, Massachusetts 01844
                             ----------------------

             PROXY STATEMENT FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 15, 1997
                             ----------------------



NSC Corporation (the "Company") is mailing this Proxy Statement to the stockholders of the Company in connection with the solicitation of proxies by the Company's Board of Directors. These proxies will be used at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Thursday, May 15, 1997 at the Company's headquarters, located at 49 Danton Drive, Methuen, Massachusetts 01844 and at any adjournment thereof (the "Annual Meeting").

If a stockholder properly executes and returns the enclosed form of proxy, it will be voted according to his or her instructions. If no instructions are given, it will be voted for the election as directors of the seven nominees named below and in the discretion of the proxies with respect to any other matter that may come before the meeting. Any proxy may be revoked by giving notice of revocation to the Company in writing or in open meeting before the proxy is exercised. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokers, nominees, fiduciaries and custodians incurred in sending proxy materials to principals and obtaining their instructions. In addition to the use of the mail, proxies may be solicited in person or by telephone or telegraph. Directors, officers and regular employees of the Company may solicit proxies without additional compensation.

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 14, 1997.


                                     VOTING

The Board of Directors has fixed the close of business on March 28, 1997 as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were outstanding 9,971,175 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), all of one class and all of which are entitled to be voted at the Annual Meeting. On the Record Date, each of OHM Corporation ("OHM") and Rust International Inc. ("Rust"), an affiliate of WMX Technologies, Inc. ("WMX"), was the owner of record of 4,010,000, or approximately 40%, of the issued and outstanding shares of Common Stock. See "Election of Directors." Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share held by them.

At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and By-Laws, properly executed proxies either marked "abstain" or held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting but will not be treated as either a vote for or a vote against any of the proposals to which such abstention or broker non-vote applies.

                              ELECTION OF DIRECTORS


Information Concerning the Nominees

Seven directors will be elected at the Annual Meeting. Each director elected at the Annual Meeting will hold office until the next Annual Meeting and until his/ her successor is duly elected and qualified, or until earlier death, resignation or removal from office. The Company's management intends that the shares represented by the enclosed proxy will be voted, unless the stockholder executing the proxy otherwise instructs, for the election to the Board of Directors of each of the seven nominees below.

On May 4, 1993 the Company purchased substantially all the assets of the asbestos-abatement division (the "Division") of The Brand Companies, Inc. ("Brand") pursuant to a Purchase Agreement, dated as of December 23, 1992 as amended, by and among the Company, NSC Industrial Services Corp., OHM, Brand and WMX (the "Purchase Agreement"). The Purchase Agreement provides that for so long as OHM and Rust each own 20% or more of the outstanding Common Stock of the Company, each of OHM and Rust will have the right to nominate certain members of the Board of Directors of the Company and contains other agreements concerning the makeup of the membership of the Board of Directors. Each of OHM and Rust has informed the Company that they intend to vote all the shares of Common Stock owned by them (collectively, approximately 80% of the outstanding Common Stock) in favor of the election of the nominees named below.

The Company has no reason to believe that any of such nominees will be unable, if elected, to serve as a director. However, if such an event should occur, the Company's management intends that the shares represented by the enclosed proxy will be voted for the remainder of the nominees, and for such substitute nominee or nominees as may be selected by the Company's current Board of Directors.

All of the nominees for director named below are currently serving as directors of the Company for terms expiring at the Annual Meeting. Ms. Pamela K.M. Beall took her position as a Director, effective November 7, 1996 and Mr. William P. Hulligan took his position as a Director effective February 20, 1997. Mr. Frank
J. Fradella resigned effective August 28, 1996 and John J. Ray III resigned effective November 7, 1996.



                                             Positions and Other
Name                  Age               Relationships with the Company
                                            and Business Experience

Eugene L. Barnett     68
     Director. Mr. Barnett is retired and was a Vice President of Pittway Corp., a diversified conglomerate, from 1976 to 1992. He was formerly Chairman and Chief Executive Officer of Brand from 1976 through February 1991. Mr. Barnett is a Director of Aptar Group, Inc. and Pittway Corp.



Victor J.  Barnhart   54
          Director. Mr. Barnhart has been Chairman and Chief Executive Officer of the Company since December 5, 1996. Prior to joining the Company, Mr. Barnhart was the President of Integrated Environmental Services - WMX Technologies since December 1995 and President of Rust Industrial Services Inc., a subsidiary of Rust and Vice President of Rust since May 1993. Prior to that time, he was the President of Brand from November 1990 and Chief Executive Officer from March 1991 to May 1993.

Pamela K.M. Beall     40
          Director. Ms. Beall has been Director of Finance, Treasurer and Assistant Secretary of OHM Remediation Services Corporation, a subsidiary of OHM, since September 1985. Ms. Beall became Vice President of OHM Remediation Services in August 1994. Ms. Beall is a Director of System One Technical, Inc.



Robert J. Blackwell   40
          Director. Mr. Blackwell has been Senior Vice President - Sales and Marketing of OHM Remediation Services Corporation since August 1993. Prior to joining OHM, Mr. Blackwell served as Vice President - Sales and Marketing for EBASCO since August 1986.


Herbert A. Getz       41
          Director. Mr. Getz has been Senior Vice President and General Counsel of WMX since May 1995 and before that Vice President and General Counsel of WMX since August 1992 and Secretary of WMX since January 1988. Mr. Getz also served as the Vice President, General Counsel and Secretary of Wheelabrator Technologies Inc. from November 1990 to May 1993. In addition, Mr. Getz had been Vice President and Secretary of Rust from December 1992 until May 1994. Mr. Getz is a Director of OHM Corporation.


William P. Hulligan   53
          Director. Mr. Hulligan has been Executive Vice President of Waste Management, Inc. - North America since January 1996, President of Waste Management, Inc.-Midwest since March 1993 and President of Waste Management, Inc.-East since September 1992. Mr. Hulligan is Chairman of Waste Management of New York and a Director of National Seal Company and OHM Corporation.


William M. R. Mapel   65
          Director. Mr. Mapel is a private investor and was formerly a Senior Vice President of Citibank, N.A. from 1969 to 1988, where he was employed for more than 30 years. Mr. Mapel is a Director of Mercantile & General Reinsurance Company of America, Mercantile & General Life Reassurance Company of America, Brundage, Story & Rose Investment Trust, Carolina Freight Corporation, Churchill Capital Partners, Galey & Lord and USLIFE Income Fund, Inc.

Committees of the Board of Directors and Meetings Held

During 1996, the Board of Directors of the Company held a total of six meetings.

Mr. Barnhart (Chairman), Ms. Beall and Mr. Hulligan are currently members of the Executive Committee, the function of which is to exercise, when the full Board is not in session, and except as otherwise may be provided by law, all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee did not meet during 1996.

Messrs. Mapel (Chairman) and Barnett are members of the Stock Option Committee, the primary function of which is to administer the Company's 1990 Stock Option Plan and approve awards of stock options made thereunder. The Stock Option Committee met two times during 1996.

Messrs. Getz (Chairman), Blackwell and Mapel are members of the Compensation Committee, the primary function of which is to review and approve salaries and other benefits for executive officers of the Company and to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs. The Compensation Committee met three times during 1996.

The Company has a standing Audit Committee, the primary function of which is to oversee the accounting and auditing affairs of the Company. Mr. Barnett (Chairman), Ms. Beall and Mr. Hulligan serve as members of the Audit Committee. The Audit Committee met two times during 1996.

No director attended less than 75% of Board and applicable committee meetings.

The Company has no standing nominating committee or committee performing similar functions.

Directors' Fees

Directors of the Company who are not employees of the Company, OHM or WMX or their affiliates receive $22,000 per annum.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


Security Ownership of the Company

The Company's Common Stock is the Company's only outstanding class of voting securities. The following table sets forth certain information as of March 14, 1997, except as otherwise indicated, with respect to the beneficial ownership of the Company's Common Stock (i) by holders of 5% or greater, (ii) each director of the Company, (iii) each executive officer identified under the caption "Executive Compensation -- Summary of Cash and Certain Other Compensation -- Summary Compensation Table," and (iv) by all directors and executive officers of the Company as a group.

                                       Amount and
   Name of                             Nature of
  Beneficial                           Beneficial            Percentage
  Owner (1)                           Ownership (2)           of Class
  ---------                           -------------           --------

OHM Corporation                         4,010,000               40.01%
16406 U.S. Route 224 East
Findlay, Ohio 45840

Rust International Inc.                 4,010,000               40.01%
100 Corporate Parkway
Birmingham, Alabama 35242

Eugene L. Barnett (3)                      10,000                   *

Victor J. Barnhart                          5,000                   *

Pamela K.M. Beall                               0                   -

Robert J. Blackwell                             0                   -

Herbert A. Getz                               500                   *

William P. Hulligan                             0                   -

William M. R. Mapel (3)                    11,000                   *

Darryl G. Schimeck (3)                      8,500                   *

Denice P. McMahon                               0                   -

J. Drennan Lowell (3)                      25,000                   *

David R. Krache (3)                         7,600                   *

T. William Bartlett, Jr. (3)                5,000                   *

Thomas W. Gilmore (3)                       3,750                   *

Efstathios A. Kouninis (3)                  3,125                   *

All directors and executive officers
as a group (14 persons) (4)                69,475                   *

-------------------
* Less than 1%

(1) The address of each stockholder is c/o NSC Corporation, 49 Danton Drive, Methuen, Massachusetts 01844.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned.

(3) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase up to 10,000, 10,000, 7,500, 25,000, 7,500,
    5,000, 3,750, 3,125 shares of Common Stock by Messrs. Barnett, Mapel, Schimeck, Lowell, Krache, Bartlett, Gilmore and Kouninis, respectively, granted pursuant to the Company's 1990 Stock Option Plan.

(4) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase up to 61,875 shares

Security Ownership of OHM

The following table sets forth certain information as of March 14, 1997 except as otherwise noted, with respect to the beneficial ownership of OHM common stock by (i) each director of the Company, (ii) each executive officer identified under the caption "Executive Compensation -- Summary of Cash and Certain Other Compensation -- Summary Compensation Table," and (iii) by all directors and executive officers of the Company as a group.

                                       Amount and
 Name of                               Nature of
Beneficial                             Beneficial           Percentage
 Owner (1)                            Ownership (2)          of Class
 ---------                            -------------          --------


Eugene L. Barnett                               0                  -

Victor J. Barnhart (3)                     15,000                  *

Pamela K.M. Beall (4)                      48,737                  *

Robert J. Blackwell (5)                    41,748                  *

Herbert A. Getz (3)                        15,000                  *

William P. Hulligan (3)                    15,000                  *

William M. R. Mapel                             0                  -

Darryl G. Schimeck                              0                  -

Denice P. McMahon                               0                  -

J. Drennan Lowell                               0                  -

David R. Krache                                 0                  -

T. William Bartlett, Jr.                        0                  -

Thomas W. Gilmore                               0                  -

Efstathios A. Kouninis                          0                  -

All directors and executive officers
as a group (14 persons) (6)               135,485                  *



-------------------
*    Less than 1%

(1) The address of each stockholder is c/o NSC Corporation, 49 Danton Drive, Methuen, Massachusetts 01844.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned.

(3) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 15,000 shares.

(4) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 47,078 shares. Includes 676 shares held under the OHM Corporation Retirement Savings Plan and the equivalent of 583 shares convertible from subordinated debentures.

(5) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 36,507 hares. Includes 1,741 shares held under the OHM Corporation Retirement Savings Plan.

(6) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 128,585 shares.

Security Ownership of WMX

     The following table sets forth certain information as of March 14, 1997, except as otherwise noted, with respect to the beneficial ownership of WMX common stock by (i) each director of the Company, (ii) each executive officer identified under the caption "Executive Compensation -- Summary of Cash and Certain Other Compensation -- Summary Compensation Table," and (iii) by all directors and executive officers of the Company as a group.

                                       Amount and
 Name of                                Nature of
Beneficial                             Beneficial           Percentage
 Owner (1)                            Ownership (2)          of Class
 ---------                            -------------          --------

Eugene L. Barnett                               0                  -

Victor J. Barnhart (3)                     40,993                  *

Pamela K.M. Beall                               0                  -

Robert J. Blackwell                             0                  -

Herbert A. Getz (4)                       213,446                  *

William P. Hulligan (5)                   253,031                  *

William M. R. Mapel                             0                  -

Darryl G. Schimeck (6)                         32                  *

Denice P. McMahon                               0                  -

J. Drennan Lowell (6)                         211                  *

David R. Krache                                 0                  -

T. William Bartlett, Jr.                      944                  *

Thomas W. Gilmore                               0                  -

Efstathios A. Kouninis                          0                  -

All directors and executive officers
as a group (14 persons) (7)               508,625                  *

--------------------
*    Less than 1%

(1) The address of each stockholder is c/o NSC Corporation, 49 Danton Drive, Methuen, Massachusetts 01844.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in this table. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned.

(3) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 40,137 shares. Includes 263 held under the WMX Profit Sharing and Savings Plan.

(4) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 132,314 shares, but does not include 240 shares held by Mr. Getz's wife and 161 shares held on behalf of one of his children as to which he disclaims beneficial ownership. Includes 2,804 shares held under the WMX Profit Sharing and Savings Plan.

(5) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 198,201 shares.

(6)  Mr. Schimeck held 32 shares under the  WMX Profit Sharing and Savings Plan.
     Mr. Lowell  held  211  shares   under  the Wheelabrator/Rust   Savings  and
     Retirement Plan.

(7) Assumes the exercise of options, presently exercisable or exercisable within 60 days, to purchase 370,65 shares.

                             EXECUTIVE COMPENSATION


Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 31, 1996, 1995, and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the most highly compensated executive officers of the Company, including the Chief Executive Officer of the Company, in all capacities in which they served:


                          SUMMARY COMPENSATION TABLE
                                                       Long-Term
                                                      Compensation
                                                       Securities
                                                       Underlying     All Other
      Name and               Annual Compensation        Options     Compensation
 Principal Position       Year Salary($) Bonus($)(1)       (#)          ($)(4)
------------------        ---- --------- -----------  ------------- ------------

Victor J. Barnhart        1996          -          -      250,000(2)           -
 Chairman of the Board
 and Chief Executive Officer


Frank J. Fradella         1996    147,221     74,003            -         35,220
 Former President and     1995    200,013    101,316            -         89,373
 Chief Executive Officer  1994    166,522     90,750            -         86,341

Darryl G. Schimeck        1996    137,954     59,519      100,000(3)      40,340
 President and Chief      1995    124,432     49,773            -         44,451
 Operating Officer

J. Drennan Lowell         1996    170,780     78,717      100,000(3)      20,000
 Vice President, Chief    1995    149,354     60,000            -              -
 Financial Officer,       1994    126,354     55,375            -              -
 Treasurer and Secretary

David R. Krache           1996    135,013     70,000       30,000(3)      20,000
 President, National
 Service Cleaning Corporation

T. William Bartlett, Jr.  1996    104,000     11,500       20,000(3)      20,000
 President, Olshan
 Demolishing Management, Inc.


(1) Messrs. Schimeck and Lowell received the full 1996 bonus amount in 1997 in addition to half of the 1995 bonus amounts deferred for 1996 including one year interest on these deferred amounts.

(2) The options granted to Mr. Barnhart vest after December 5, 1999 and are exercisable at the fair market value of the underlying securities at the date of the grant.

(3) The options granted to Messrs. Schimeck, Lowell, Krache and Bartlett vest proportionately over a four year period and are exercisable at the fair market value of the underlying securities at the date of the grant.

(4) "All Other Compensation" includes in 1996 the following: (i) $25,000 forgiveness of the second one third of a $75,000 interest free loan and $3,759 one year imputed interest on $50,000, the outstanding loan balance to Mr. Fradella, (ii) $20,000 execution bonus for the signing of an Employment Security Agreement and $20,340 tax gross-up associated with the relocation expenses reimbursed to Mr. Schimeck in 1995 (iii) $20,000 execution bonus for the signing of Employment Security Agreement to each of Messrs. Lowell, Krache, and Bartlett.

Option Exercises and Holdings

     The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:




                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                      Value realized      Number of Securities      Value of Unexercised in the
                           Shares    (Market price at    Underlying Unexercised              Money
                         acquired on   exercise less      Options at FY-End (#)       Options at FY-End ($)
                         exercise (#) exercise price)  Exercisable   Unexercisable  Exercisable   Unexercisable
                         ------------ ---------------  -----------  --------------  -----------   -------------
Victor J. Barnhart           -                -                -         250,000             -         109,375

Darryl G. Schimeck           -                -            7,500          92,500         3,281          40,469

Denice P. McMahon            -                -                -          15,000             -               -

J. Drennan Lowell            -                -           25,000          75,000        10,938          32,813

David R. Krache              -                -            7,500          22,500         3,281           9,844

T. William Bartlett, Jr.     -                -            5,000          15,000         2,188           6,563

Thomas W. Gilmore            -                -            3,750          11,250         1,641           4,922

Efstathios A. Kouninis       -                -            3,125          11,875         1,367           4,102



Employment Agreements

The Company entered into an Employment Agreement with Victor J. Barnhart dated March 12, 1997 in order to secure his services as Chairman and Chief Executive Officer. This Agreement provides the Company with the benefit of certain non-competition provisions, and it assures Mr. Barnhart that his base salary of $250,000 will not be reduced during his employment. If the Company terminates Mr. Barnhart without cause, as defined in the Agreement, prior to December 31, 1999, he is entitled to receive, as severance, his salary until the later of that date or one year following his termination. If he is terminated without cause after that date, he is entitled to receive his salary for one year following the termination. If a change of control of the Company, as defined in the Agreement, occurs and Mr. Barnhart is then terminated without cause or voluntarily terminates his employment after a reduction in his duties or compensation or a request that he relocate, he is entitled to the above-described severance benefits.

The Company also entered into Employment Security Agreements with each of Messrs. Schimeck, Lowell, Krache and Bartlett dated October 2, 1996. They provide the Company with the benefit of certain non-competition provisions, and they assure each of Messrs. Schimeck, Lowell, Krache and Bartlett that his respective base salary of $135,000, $175,000, $135,000 and $104,000 will not be reduced during the period ending on December 31, 1998 and that he will receive supplemental incentive payments for continued employment through 1997 and 1998 which will be the greater of 35% of his actual earned incentive payment under applicable incentive plans or $15,000. If he is terminated without cause, he is entitled to the greater of the amount of the base salary remaining to be paid before December 31, 1998 or one year of base salary.

Compensation Committee Interlocks and Insider Participation

Messrs. Getz, Blackwell and Mapel were members of the Compensation Committee of the Board of Directors during 1996. Mr. John J. Ray, who resigned from the Board effective November 7, 1996 was a member of the Compensation Committee during a portion of 1996.

Board Compensation Committee Report *

The primary function of the Compensation Committee is to review and approve salaries and other benefits for executive officers of the Company and to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs. The Compensation Committee is currently composed of three directors, Messrs. Getz, Blackwell and Mapel who are not executive officers of the Company, although Mr. Getz is an executive officer of WMX which currently, through ownership of Rust, is the owner of approximately 40% of the issued and outstanding Common Stock of the Company. Set forth below is a report of Messrs. Getz, Blackwell and Mapel in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for 1996 as they affected the executive officers who, for 1996, were the Company's most highly paid executive officers.

Compensation Policies Towards Executive Officers. The majority of the compensation received by the executive officers of the Company, as reflected in the compensation table, consisted of a base salary, and an incentive payment for 1996 as determined under the 1994 Management Incentive Compensation Plan (the "Incentive Plan").

The base salaries of the executive officers generally were set at levels recommended by the President and Chief Executive Officer of the Company and approved by the Compensation Committee. Each of the executive officers was given a raise in 1996 based on the Compensation Committee's subjective view of their performance and the length of time that had elapsed since their last raise. Each of the executive officers had the opportunity to earn incentive payments under the Incentive Plan based on the achievement of certain performance goals determined by the Compensation Committee in conjunction with the Company's annual business plan. The amount of incentive payment is targeted at a percentage of each executive's base salary and can be increased or decreased depending on whether the operating cash flow and operating income of the Company meet, exceed or fall below the targeted operating cash flow and operating income set by the Compensation Committee.

Mr. Barnhart. After serving as acting Chief Executive Officer, Mr. Barnhart became Chairman and Chief Executive Officer on December 5, 1996. He did not receive any compensation in 1996, but his base salary was set at $250,000 per year with the intention that future increases would be tied to both the future performance of the Company and to his personal performance as assessed by the Compensation Committee. The Company entered into an Employment Agreement dated March 12, 1997 with Mr. Barnhart.

Messrs. Schimeck, Lowell, Krache and Bartlett. In an effort to retain the services of key employees, the Company entered into Employment Security
Agreements with each of Messrs. Schimeck, Lowell, Krache and Bartlett dated October 2, 1996. These Agreements provided each of the respective employees with a $20,000 execution bonus.

Mr. Fradella. In 1996, $25,000 of an interest free loan to Mr. Fradella and $3,759 of inputted interest were forgiven. Upon his voluntary termination as an employee on August 28, 1996, he repaid the then $25,000 balance of the interest free loan according to its terms.

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1,000,000 paid for a given fiscal year to certain executives. The Compensation Committee does not believe it is likely that the deductibility of compensation paid by the Company will be limited by the operation of Section 162(m).

                                                          HERBERT A. GETZ
                                                          ROBERT J. BLACKWELL
                                                          WILLIAM R. MAPEL




* Note: This report is not incorporated by reference in any prior or future Commission filing, directly or by reference to the incorporation of the proxy statements of the Company, unless such filing specifically incorporates this report.

Performance Graph *

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return for S&P Composite-500 Stock Index and a peer group of companies selected by the Company consisting of companies in which significant amounts of revenues are derived from the asbestos-abatement business (the "Peer Group") for the period of five years commencing December 31, 1991 and ending December 31, 1996. The Peer Group includes Allwaste, Inc., American ECO Group, Inc., Foster Wheeler Corporation, PDG Environmental, Inc. and Philip Environmental, Inc., which went public February 1993. Certain companies (Chempower, Inc. which merged with AmericanEco and Lehigh Group, no revenue of which is now derived from the asbestos-abatement business) included in the Peer Group for the Performance Graph contained in the Proxy Statement for the Company's 1996 Annual Meeting have been excluded from the following Performance Graph because of the reasons mentioned above.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON
                      COMMON STOCK, S&P 500 AND PEER GROUP


              (Market Value of $100 Invested on December 31, 1990)

                12/31/91   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
                --------   --------   --------   --------   --------   --------
Peer Group       100.00     109.24     102.32      94.95     125.20     145.94
NSC Corporation  100.00     142.60      92.20      81.00      70.00      81.75
S&P 500          100.00     104.46     111.83     110.11     147.67     177.60


*WARNING*   The above  numeric  data table is depicted  in a graph format in the original printed copy.




*Note: This information is not incorporated by reference in any prior or future Commission filing, directly or by reference to the incorporation of the proxy statements of the Company, unless such filing specifically incorporates this information.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



Revolving Credit Agreement

Rust provided a $25 million revolving credit facility to the Company pursuant to a revolving credit agreement (the "Rust Credit Agreement"). Under the Rust Credit Agreement, Rust would make revolving loans to the Company until May 3, 1996 in amounts not to exceed $25 million. No amounts were outstanding under the Rust Credit Agreement for the years ended December 31, 1996, 1995, 1994 and 1993. This revolving credit agreement terminated June 6, 1996.

Other

In connection with his election as President and Chief Executive Officer, Mr. Fradella received a $75,000 interest free loan to be forgiven in equal installments over three consecutive years. The balance of the loan became due and payable in the event Mr. Fradella voluntarily left the employ of the Company or was terminated for cause prior to September 7, 1997. According to this agreement, two thirds of this loan or $50,000 was forgiven and the remaining $25,000 was repaid to the Company by Mr. Fradella upon his departure on August 28, 1997.

The Company has, from time to time, provided asbestos-abatement and related services to OHM and its affiliates on a subcontract basis. Revenues earned from these affiliates for such services were $40,000 for the year ended December 31, 1996. Also, OHM provided in 1996 removal and cleaning services of waste material to the Company on a subcontract basis. The cost for such services was $121,000. In addition, the Company has, from time to time, provided asbestos-abatement and related services to Rust and certain of its affiliates on a subcontract basis. Revenues earned from Rust and its affiliates for such services were $84,000 for the year ended December 31, 1996. Rust and certain of its affiliates also provided scaffolding, disposal, demolition, and other related services to the Company on a subcontract basis. The costs for such services were $1,503,000 for the year ended December 31, 1996. Rust also rented demolition equipment to the Company for which it was charged $527,000 for the year ended December 31, 1996.

                              INDEPENDENT AUDITORS

Ernst & Young LLP, has been selected as the Company's independent auditors for the fiscal year ending December 31, 1997. Ernst & Young LLP has served as the Company's independent auditors since May 1990. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

Proposals for the 1998 Annual Meeting of Stockholders must be received by December 19, 1997 to be included in the Company's proxy statement and proxy.


                                  OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the meeting.

The Company will furnish a copy of its Annual Report on Form 10-K for the year ended December 31, 1996 including financial statements and schedules thereto, but excluding other exhibits, without charge, to any person upon written request addressed to J. Drennan Lowell, Vice President, Chief Financial Officer, Treasurer and Secretary, NSC Corporation, 49 Danton Drive, Methuen Massachusetts 01844.





                                     J. Drennan Lowell
                                     Vice President, Chief Financial Officer,
                                     Treasurer and Secretary



April 14, 1997
Methuen, Massachusetts